EXHIBIT 4.2






                                  RULES OF THE
                                    BOC GROUP
                            LONG TERM INCENTIVE PLAN




                    Adopted by the Company on 17 January 2003







                                Deloitte & Touche

                                   180 Strand

                                     London

                                    WC2R 1BL

                               Tel: 020 7438 3000


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                             RULES OF THE BOC GROUP

                            LONG TERM INCENTIVE PLAN


1.    DEFINITIONS & INTERPRETATION

1.1 In this Plan, the following words and expressions shall have the meanings set out below:


      American Depository Shares    a receipt or certificate representing an
                                    interest in Shares in the Company and the term "ADS" shall be construed accordingly;

      Award an award under this Plan which is either subsisting or is proposed to be granted and which shall be:

                                    (A)     a Nil Cost Option; or

                                    (B)     a Conditional Award; or

                                    (C)     in such other form as the Grantor
                                            shall determine;

      Award Date                    the date the Grantor grants an Award under
                                    Rule 2.1;

      Board the board of directors of the Company from time to time or a duly authorised committee of it;

      Company                       The BOC Group plc (registered no. 22096);

      Conditional Award             subject to Rule 2.10, a conditional right to
                                    acquire Shares, cash or other assets at no cost to the Participant;

      Control                       the meaning given by Section 840 of the
                                    Taxes Act;

      Dealing Day                   any day on which the London Stock Exchange
                                    is open for the transaction of business;

      Discretionary Share Plan      an Employees' Share Scheme in which
                                    participation is solely at the discretion of the Board;

      Eligible Employee             any person who at the Award Date is an
                                    employee or an executive director of a
                                    Participating Company;

      Employees' Share Scheme       the meaning given by Section 743 of the
                                    Companies Act 1985;


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      Exchange Period               six months or such other period as the Board
                                    shall determine;

      Exercise Date                 the date on which a Nil Cost Option is
                                    exercised as described in Rule 11.3;

      Grantor the Board (acting on behalf of the Company) or the Trustees acting on the recommendation or with the consent of the Board (as the case may be);


      Grant Period                  the period of 42 days commencing on any of
                                    the following:

                                    (A)     the date on which the Plan is
                                            adopted by the Company;

                                    (B)     the day after the Company makes an
                                            announcement of its results for any
                                            period;

                                    (C)     any day on which changes to the
                                            legislation affecting Employees'
                                            Share Schemes is proposed or made;

                                    (D)     the date of commencement of an
                                            Eligible Employee's employment with
                                            a Participating Company, but only in
                                            respect of that Eligible Employee;
                                            or

                                    (E)     any day on which the Board resolves
                                            that exceptional circumstances exist
                                            which justify the grant of options

                                    provided that if the Grantor cannot grant
                                    Awards due to primary or secondary
                                    legislation, regulation or government
                                    directive or due to any code adopted by the Company (including by reason of its share capital being listed on the London Stock Exchange) the relevant Grant Period shall be 42 days commencing on the day after the restriction is lifted;

      Group Member                  (A)     a Participating Company; and

                                    (B)     the Company's holding company
                                            (within the meaning of Section 736
                                            of the Companies Act 1985) or a
                                            Subsidiary of the Company or the
                                            Company's holding company;

      London Stock Exchange         the stock exchange operated by the London
                                    Stock Exchange plc or any successor
                                    operating the same;


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      Market Value                  (i)     in relation to a Share on any day
                                            its closing middle market quotation
                                            (as derived from the Daily Official
                                            List) for the immediately preceding
                                            Dealing Day;

                                    (ii)    in relation to an ADS on any day
                                            means an amount equal to half-way
                                            between the high and low sales
                                            prices of ADSs recorded on the New
                                            York Stock Exchange on the
                                            applicable valuation date;

      Nil Cost Option               subject to Rule 2.10, a right to acquire
                                    Shares, cash or other assets with a nil
                                    exercise price;

      Participant                   any person to whom an Award has been granted
                                    or (where the context so admits) his
                                    personal representatives;

      Participating Company         (iii)   the Company; and

                                    (iv)    any other company which is under the
                                            Control of the Company and is a
                                            Subsidiary of the Company except one
                                            which the Board has designated shall
                                            not be a Participating Company; and

                                    (v)     if so designated by the Grantor, any
                                            company owned by the Company jointly
                                            with another person together with
                                            any Subsidiary of such company;

      Performance Conditions        a condition or conditions imposed on the
                                    vesting of an Award pursuant to Rule 2.2;

      Performance Period            a period of three years or such other period
                                    as the Grantor shall determine on or prior to the Award Date;

      Plan The BOC Group Long Term Incentive Plan as from time to time amended in accordance with the Rules;

      Rules the rules of the Plan as amended from time to time;

      Share a fully paid ordinary share in the capital of the Company;

      Subsidiary                    the meaning given by Section 736 of the
                                    Companies Act 1985;

      Trustees the trustee or trustees of the time being of any employee benefit trust established for the benefit of all or substantially all of the Eligible Employees;



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      Vest                          in relation to any Conditional Award, the
                                    point at which a Participant first becomes entitled to call for the Shares, cash or other assets comprised in the Award and in relation to a Nil Cost Option, the point at which that Nil Cost Option first becomes exercisable and "Vesting" and "Vested" shall be construed accordingly;

      Vesting Date                  the date on which an Award Vests.


1.2 Where appropriate, references to an Act of Parliament shall include reference to any substantially equivalent foreign legislation and references to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations or other subordinate legislation made under them.

1.3 The Interpretation Act 1978 shall apply to these Rules on the same basis as if they were an Act of Parliament.

1.4 The headings in the Rules are for the sake of convenience only and should be ignored when construing the rules.

2.    GRANT OF AWARDS

2.1 During a Grant Period, the Grantor may grant to any Eligible Employee an Award over such number of Shares and in such form as it may determine.

2.2 The Grantor will make the Vesting of an Award conditional on satisfying one or more conditions. Such conditions must be objective and specified at the Award Date and must not be waived or changed by the Grantor unless in accordance with their terms or where events happen which causes the Grantor reasonably to consider that:

      2.2.1 a changed Performance Condition would be a fairer measure of performance, and would not be substantially more or less difficult to satisfy than the condition as it existed or when first imposed; and

      2.2.2       the changed Performance Condition is similar in nature.

2.3 The grant of an Award or the delivery of any Shares following Vesting shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of the United Kingdom Listing Authority and any other securities exchange on which the Shares are traded.

2.4 No Award may be granted, exercised, released or surrendered at a time when such grant, exercise, release or surrender would not be in accordance with the "Model Code on Directors' Dealings in Securities" issued by the United Kingdom Listing Authority, or any other code adopted by the Company, as amended from time to time.

2.5 The Grantor shall execute a deed as evidence of the grant of an Award which deed may be in respect of an individual Award or any number of Awards granted at the same time. As soon as reasonably practicable after the Award Date, the Grantor shall issue to each


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      Participant a certificate in respect of the Award which shall include details of the form of the Award and otherwise be in such form as the Grantor may prescribe from time to time.

2.6   Participants are not required to pay for the grant of an Award.

2.7 Neither an Award nor any rights in respect of it may be transferred, assigned, or otherwise disposed of by a Participant to any other person without the Grantor's prior consent except that, on the death of a Participant, an Award may be transmitted to his personal representatives.

2.8 A Participant may surrender all or part of his Award by notice in writing to the Secretary of the Company within 30 days of the Award Date. If this happens, the Award will, to the extent surrendered, be deemed for all purposes never to have been granted, and no further Awards shall be granted to the Participant within 60 days of the date of surrender. No consideration is payable for the surrender.

2.9 If the Grantor purports to grant an Award which is inconsistent with the limits in Rules 3 or 4 the Award will be limited and will take effect from the Award Date on a basis consistent with the Rules and the Grantor may call in the award certificate for endorsement replacement or cancellation.

2.10  The Grantor may grant an Award to acquire cash or other assets which:

      2.10.1 on Vesting, in the case of a Conditional Award, and on exercise, in the case of a Nil Price Option, (and on such other date determined by the Grantor in the case of any other form of Award) delivers an amount to the Participant related to the value of such number of Shares as is specified in the Award

      2.10.2 is otherwise subject to the Rules which shall be interpreted in such manner as the Grantor reasonably determines is necessary to give effect to this Rule 2.10.

2.11 All Awards granted to Participants who are resident in the U.S. shall be evidenced by an instrument(s) in such form or forms as may from time to time be approved by the Company which shall set out the manner in which a Participant may exercise his Award and the form of payment for the Shares or ADS issuable or transferable under it.

2.12 The Company may arrange for any Award to constitute a right to ADS rather than Shares, in which case the references to "Shares" in the Plan shall be deemed to be references to "ADS", as the context may require.

2.13 In its discretion and upon such terms and conditions as it may implement from time to time, the Company may arrange for (i) any Award over Shares to be satisfied in the form of ADS, and for any Award over ADS to be satisfied in the form of Shares and (ii) for the exercise price of any Award expressed in Sterling to be paid in U.S. dollars, and for the exercise price of any Award expressed in U.S. dollars to be paid in Sterling using such rate of exchange as the Grantor may reasonably specify.


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3.    INDIVIDUAL LIMITS

3.1 Subject to Rule 3.2, no Award shall be granted to an Eligible Employee which would, at the Award Date, result in the Market Value (measured at the relevant Award Date) of the Shares over which he has been granted Awards under the Plan in respect of any financial year of the Company exceeding 200% of his annual rate of basic salary.

3.2 In calculating the limit in Rule 3.1, no account shall be taken of any Shares which are comprised in an Award to ensure that a Participant who agrees to satisfy any liability to employer's national insurance contributions (or the overseas equivalent to the extent this is lawful) is not financially disadvantaged.

3.3 In calculating the limit in Rule 3.1 where Awards are granted over cash or assets other than Shares the amount of such cash or the value of such assets at the Award Date shall be included.

4.    PLAN LIMITS

4.1 In any ten year period the number of Shares which may be allocated under the Plan and under any other Employees' Share Scheme adopted by the Company shall not exceed such number as represents ten per cent of the issued ordinary share capital of the Company from time to time.

4.2 In any twelve month period, the number of Shares allocated under the Plan and under any other Discretionary Share Plan adopted by the Company shall not exceed such number as represents 0.5 per cent of the issued ordinary share capital of the Company from time to time unless the number of Shares to be allocated under the Plan and under any other Discretionary Share Plan adopted by the Company, when aggregated with the number of Shares in any ten year period already allocated under the Plan and under any other Discretionary Share Plan adopted by the Company, represents less than five per cent of the issued ordinary share capital of the Company from time to time,

4.3   In determining the above limits:

      4.3.1 any Shares allocated to the Trustees under the Plan or any other Employees' Share Scheme adopted by the Company shall be included; and

      4.3.2 no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised, including pursuant to Rule 2.8.

4.4 In this Rule "allocate" shall mean, in the case of any share option plan, the placing of unissued shares under option and, in relation to other types of Employees' Share Scheme the commitment to issue shares or the issue and allotment of shares (whichever is the earlier).

5.    TERMINATION OF EMPLOYMENT

5.1 If a Participant dies, even if any Performance Condition has not been satisfied, a proportion of his Award shall Vest (which proportion will reflect the number of whole months of the


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      Performance Period which have elapsed at the date of death) unless and to the extent the Grantor determines otherwise within 30 days from the date of death. The proportion of an Award that Vests shall be calculated as soon as practicable and notified to the Participant's personal representatives, and the provisions of Rule 10 and 11 (as appropriate) shall apply accordingly.

5.2 If a Participant retires from a Group Member before the end of the Performance Period, subject to satisfying any Performance Condition, a proportion of his Award shall Vest at the end of the Performance Period (which proportion will reflect the number of whole months of the Performance Period which have elapsed at the date of his retirement) unless and to the extent that the Grantor determines otherwise within 30 days from the date of retirement. The provisions of Rules 10 or 11 (as appropriate) shall apply accordingly.

5.3 If a Participant ceases to hold office or employment with a Group Member by reason of injury, ill-health or disability (evidenced to the satisfaction of the Board), a proportion of his Award shall Vest on the date of cessation, even if any Performance Condition has not been satisfied (which proportion will reflect the number of whole months of the Performance Period which have elapsed at the date of cessation) unless and to the extent the Grantor determines otherwise within 30 days from the date of cessation. The provisions of Rules 10 or 11 (as appropriate) shall apply accordingly.

5.4 If a Participant ceases to hold office or employment with a Group Member by reason either of job elimination or a reduction in workforce directly affecting him (as determined in the opinion of the Board), a proportion of his Award shall Vest on the date of cessation, even if any Performance Condition has not been satisfied (which proportion will reflect the number of whole months of the Performance Period which have elapsed at the date of cessation) unless and to the extent the Grantor determines otherwise within 30 days from the date of cessation. The provisions of Rules 10 or 11 (as appropriate) shall apply accordingly.

5.5 If a Participant ceases to hold office or employment with a Group Member by reason of the company in the Group which employees him ceasing to be a Group Member or because of the transfer or sale of the undertaking (or part of the undertaking) in which he is employed to a person who is not a Group Member, a proportion of his Award shall vest on the date of cessation, even if any Performance Condition has not been satisfied (which proportion will reflect the number of whole months of the Performance Period which have elapsed at the date of cessation) unless and to the extent the Grantor determines otherwise within 30 days from the date of cessation. The provisions of Rules 10 or 11 (as appropriate) shall apply accordingly.

5.6 If a Participant ceases to hold office or employment with a Group Member before the end of the Performance Period for any reason other than those specified in Rules 5.1, 5.2, 5.3, 5.4 and 5.5 his participation in the Plan will terminate and any Awards will lapse, unless and to the extent the Grantor determines otherwise within three months of the date of cessation.

5.7 For the purposes of this Rule 5 and Rules 10 and 11 below, a Participant shall not be treated as ceasing to hold office or employment with a Group Member until he has ceased to hold office or employment with all Group Members

5.8 For the purposes of the Plan, a woman on maternity leave will not cease to hold an office or employment until the earlier of the date on which she notifies her employer of her intention


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      not to return or the date on which she ceases to have statutory or contractual rights to return to work.

6.    LAPSING OF AWARDS

6.1   An Award shall lapse on the earliest of:

      6.1.1 the Participant ceasing to hold an office or employment or giving or being given notice to terminate employment with a Group Member in any circumstances except where:

                  6.1.1.1 any provisions in Rule 5 or (following Vesting) Rule 10.2 apply; or

                  6.1.1.2 it arises during any of the periods specified in Rule 7 other than for an act or omission of the Participant entitling his employer to terminate without notice his office or employment or where the Participant gives notice to terminate;

      6.1.2       in the case of a Nil Cost Option only, the earlier of:

                  6.1.2.1 the tenth anniversary of the Award Date (or such other period as determined by the grantor at the Award Date);

                  6.1.2.2        twelve months after the death of the
                                 Participant;

                  6.1.2.3 six months after the expiry of the Performance Period on which a Participant retires from a Group Member as set out in Rule 5.2;

                  6.1.2.4 twelve months after the date on which the Participant ceases to hold office or employment with a Group Member for any of the reasons set out in Rule 5.3;

                  6.1.2.5 three months after the date on which the Participant ceases to hold office or employment with a Group Member for any of the reasons set out in Rule 5.4 or Rule 5.5; and

                  6.1.2.6 the expiry of any of the applicable periods in Rule 7.

      6.1.3 where Rule 8.1 applies the expiry of the Exchange Period except where an Award is released in consideration of the grant of a New Award pursuant to Rule 8.2;

      6.1.4 the day after the Vesting Date to the extent that the Award has not Vested unless and to the extent that the Award is exchanged for a New Award under Rule 8.2;

      6.1.5 subject to Rule 7.5, the passing of an effective resolution or the making of an order by the Court for the winding up of the Company;


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      6.1.6       the Participant being deprived of the legal or beneficial
                  ownership of the Award by operation of law or being declared bankrupt, unless the Grantor in its absolute discretion determines otherwise; and

      6.1.7 the Participant purporting to transfer or dispose of his Award or any rights in respect of it other than as permitted under Rule 2.7.

7.    TAKEOVER RECONSTRUCTION AND WINDING UP

7.1 Subject to Rules 7.3, 7.6 and 8.1 below, if any person obtains Control of the Company as a result of making, either:

      7.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

      7.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares,

      (in either case disregarding any shares already owned by it or by any company associated with it), Awards shall Vest when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. A Nil Cost Option may then be exercised within the following six months.

7.2 For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it.

7.3 Subject to Rules 7.6 and 8.1, if any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985 Awards shall Vest on the date on which that person first becomes so bound or entitled. A Nil Cost Option may then be exercised within the following four weeks.

7.4 If under section 425 of the Companies Act 1985 it is proposed that the Court sanctions a compromise or arrangement for the purposes of or in connection with the reconstruction of the Company or its amalgamation with any other company or companies, the following shall apply:

      7.4.1 in the case of a Conditional Award, subject to Rules 7.6 and 8.1, the Award will Vest on the date of such compromise or arrangement being sanctioned by the Court and becoming effective;

      7.4.2 in the case of a Nil Cost Option, subject to Rules 7.6 and 8.1, the Award may be exercised conditional on such compromise or arrangement being sanctioned by the Court and becoming effective before the date on which it becomes effective;

      7.4.3 in the case of a Nil Cost Option, to the extent the Award is unexercised it shall lapse conditionally on the compromise or arrangement being sanctioned by the Court and becoming effective; and


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      7.4.4       after Vesting, a Participant shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

7.5 If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall notify all Participants. Subject to Rule
      7.6 Conditional Awards will Vest and Nil Cost Options will Vest and may be exercised in each case conditionally on the resolution being duly passed. If the resolution is duly passed all Conditional Awards shall, to the extent that they have not Vested, and all Nil Cost Options shall, to the extent they have not been exercised, lapse immediately.

7.6 Where Rules 7.1, 7.3, 7.4 and 7.5 apply, unless and to the extent the Grantor determines otherwise, a proportion of an Award shall Vest (which proportion will reflect the number of months of the Performance Period which have elapsed at the date of the relevant event). The Award may only Vest having regard to the extent to which any Performance Condition has been satisfied at the date of the relevant event.

8.    EXCHANGE OF AWARDS FOLLOWING TAKEOVER, ETC.

8.1   Rules 7.1, 7.3 and 7.4 shall not apply where:

      8.1.1 the events are part of a scheme or arrangement whereby another company (the "Acquiror") obtains Control of the Company;

      8.1.2 immediately after the Acquiror obtains Control, the issued ordinary share capital of the Acquiror is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiror obtaining Control; and

      8.1.3 the Acquiror agrees to grant New Awards in accordance with Rule 8.2 in consideration for the release of any Awards which have not lapsed.

8.2   If:

      8.2.1 Awards Vest under Rules 7.1, 7.3 or 7.4 and a company obtains Control of the Company; or

      8.2.2 a company obtains Control in circumstances where Rule 8.1 applies; or

      8.2.3 a company obtains Control of any Group Member as a result of a demerger,

      any Participant may during the Exchange Period by agreement with the relevant company, release any Award which has not lapsed (the "Old Award") in consideration of the grant to him of an award (the "New Award") which relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company). In the case of a demerger, a New Award may be granted in respect of an appropriate part of an Old Award.

8.3 Where Rule 8.2 applies, the provisions of the Plan shall for this purpose be construed as if:


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      8.3.1       the New Award were an award granted under the Plan at the same time as the Old Award;

      8.3.2 except for the purpose of the definition of "Participating Company" in Rule 1.1 and the reference to the "Company" in Rule 18.2, as if the reference to The BOC Group plc in the definition of the "Company" in Rule 1.1 were a reference to the different company mentioned in Rule 8.2;

      8.3.3 subject to Rule 8.3.4 any Performance Condition will not apply; and

      8.3.4 where Rule 8.1 applies the Performance Condition will apply either in its original form or an appropriately amended form, unless the Grantor determines that it should be disapplied in whole or in part.

9.    REVIEW OF THE PERFORMANCE CONDITION AND VESTING OF AWARDS

9.1 As soon as reasonably practicable after the end of any Performance Period in relation to an Award, the Grantor will review the applicable Performance Condition and for each Award the Grantor shall determine the extent to which Awards Vest.

10.   SATISFYING CONDITIONAL AWARDS

10.1 Subject to Rules 2.3, 2.4, 12 and 13, after a Conditional Award has Vested, the Vested Shares (or where Rule 2.10 applies, cash or other assets) shall be transferred or allocated to the Participant within 30 days of the Vesting Date.

10.2 If the Participant's employment with any Group Member terminates after the end of the Performance Period but before the transfer of Shares pursuant to Rule 10.1, other than by reason of death or retirement, no Shares (cash or other assets) will be transferred to him, unless the Grantor determines otherwise.

10.3 The Participant has no rights attaching to any Shares (or where Rule 2.10 applies, cash or other assets), whether or not Vested, before they are transferred or allocated to him.

11.   EXERCISING AND SATISFYING NIL COST OPTIONS

11.1 Subject to Rules 2.3, 2.4, 12 and 13, a Nil Cost Option may be exercised after it has Vested, but only to the extent it has Vested.

11.2 Subject to Rules 2.3, 2.4, 12 and 13, a Nil Cost Option may be exercised by delivering to the Company Secretary (as agent for the Grantor) or such other person as the Grantor determines:

      11.2.1 an award certificate covering at least all the Shares (cash or other assets) over which the Nil Cost Option is then to be exercised; and

      11.2.2 a notice of exercise in the prescribed form duly completed and signed by the Participant (or his duly authorised agent);


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      provided that the Grantor may from time to time prescribe a different exercise procedure.

11.3 Subject to Rule 12, the Exercise Date of a Nil Cost Option shall be the receipt of all items referred to in Rule 11.2.

11.4 Subject to Rules 2.3, 2.4, 12 and 13, the Grantor shall transfer or allot Shares (or other assets) to the Participant pursuant to the exercise of a Nil Cost Option within 30 days following the Exercise Date.

12.   TAX LIABILITY

      The Company, any Participating Company, any Group Members, any employing company or the Trustees may withhold any amount and make any such arrangements as it considers appropriate to meet any liability to taxation or social security contributions in respect of Awards (including their grant and Vesting). These arrangements may include the sale of any Shares (or other assets) on behalf of a Participant or the reduction of the number of Shares (cash or other assets) receivable by the Participant.

13.   CASH

      Instead of transferring or allotting Shares (or other assets) on Vesting or exercise of an Award, the Grantor may in its discretion elect to satisfy such Award by a cash payment. If this happens:

13.1 the Participant shall be entitled to a cash payment equal to the aggregate Market Value of those Shares (or market value of the assets) over which the Nil Cost Option was exercised at the Exercise Date or in respect of which the Conditional Award has Vested, such payment to be made, subject to Rule 10.2 within 30 days of the Exercise Date or Vesting Date (as appropriate);

13.2 the Participant shall have no rights to the issue or transfer of, and the Grantor shall be under no obligation to procure the issue or transfer of, any Shares (or other assets) pursuant to any of the provisions of this Plan; and

13.3 any Participating Company shall be entitled to deduct from and or withhold from any payment in respect of any payment made under this Rule 13 any amount to meet any liability to taxation or social security contributions.

14.   ISSUE OR TRANSFER OF SHARES

14.1 The Company shall procure that sufficient Shares are available to transfer or allot to satisfy all outstanding Awards over Shares.

14.2 Shares issued or transferred pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any right attaching to Shares by reference to a record date preceding the effective date of exercise.

14.3 If the Shares are listed on the London Stock Exchange, the Company shall apply for listing of any Shares issued pursuant to the Plan (and not already listed) as soon as practicable after their allotment.


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14.4  Any Shares acquired on the Vesting of Awards will be subject to the articles of association of the Company from time to time.

15.   ADJUSTMENTS

15.1 The number of Shares over which an Award is made and the Performance Condition (and where a Nil Cost Option has been exercised but no Shares have been allotted or transferred the number of Shares which may be so allotted or transferred) shall be adjusted in such manner as the Grantor shall determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company, demerger, dividend in specie, super dividend or other corporate event which in the reasonable opinion of the Grantor justifies such an adjustment.

15.2 The Grantor may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 15 and to call in, cancel, endorse, issue or reissue any certificate consequent upon such adjustment.

16.   RIGHTS OF PARTICIPANTS

16.1 Unless and to the extent the Grantor determines otherwise prior to the Award Date, a Participant shall have no rights of ownership (beneficial or otherwise) in respect of Shares or other assets comprised in any Conditional Award, until it has Vested and in respect of Shares or other assets comprised in a Nil Cost Option until it is exercised.

16.2 Unless and to the extent the Grantor determines otherwise prior to the Award Date, a Participant shall have no rights to any dividends or other distributions or to exercise any voting or other rights attaching to Shares comprised in any Award prior to the date on which such Award Vests (in the case of a Conditional Award) or such Award has been exercised (in the case of a Nil Cost Option).

17.   ADMINISTRATION

17.1 The Grantor shall administer the Plan. The Grantor shall have full authority, consistent with the Plan, to interpret and construe any provision of the Plan and to adopt such regulations for administering the Plan as it may deem necessary or appropriate. The Grantor's decision shall be final and binding on all parties.

17.2 Any notice or other communication in connection with the Plan may be given by personal delivery or by sending the same by electronic means or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is an officer or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means when the sender receives an electronic confirmation of delivery or if not available 24 hours after sending of the notice.

17.3 The Company may send to Participants copies of any notice or document normally sent by the Company to the holders of Shares.


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17.4  In the case of the partial exercise of any Nil Cost Option, the Grantor may in consequence call in, endorse or cancel and re-issue, as it considers appropriate, any certificate for the balance of the Shares over which the Award was granted.

17.5 If any award certificate is worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

17.6 The Participating Companies shall bear the costs of administering the Plan in such proportions as may be determined by the Company.

17.7 The Company and any Subsidiary of the Company may provide money to the Trustees or any other person to enable them or him to acquire Shares to be held for the purpose of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary of the Company to enter into such other agreement or agreements to require such Subsidiary of the Company to reimburse the Company for any other amounts paid by the Company under the Plan, directly or indirectly in respect of such Subsidiary's employees.

18.   CHANGING THE PLAN

18.1 Subject to the rest of this Rule 18, the Board may at any time alter or add to all or any of the provisions of the Plan in any respect (but only with the prior consent of the Trustees, if there are subsisting Awards which they have granted or agreed to satisfy which will be affected by the alteration or addition).

18.2 No alteration, deletion or addition to the material advantage of Eligible Employees or Participants shall be made under Rule 18.1 without the prior approval by ordinary resolution of the members of the Company in general meeting where such alteration or addition relates to:

      18.2.1      the definition of "Eligible Employee";

      18.2.2      the limits in Rules 3 and 4;

      18.2.3      the rights of Participants under Rule 15; and

      18.2.4      the terms of this Rule 18.2,

      unless the alteration, deletion or addition is minor and to benefit the administration of the Plan or is necessary or desirable in order to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for any Group Member, any Participant or Eligible Employee.

18.3 No alteration, deletion or addition shall be made under Rule 18.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

      18.3.1 with the consent in writing of such number of Participants as hold Awards under the Plan to acquire 75 per cent of the affected Shares which could be issued or transferred if all such Awards granted and subsisting under the Plan had Vested in full; or


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      18.3.2      by a resolution at a meeting of Participants passed by not less than 75 per cent of the Participants who attend and vote either in person or by proxy,

      and for the purpose of this Rule 18.3 the provisions of the articles of association of the Company from time to time relating to shareholder meetings shall apply mutatis mutandis.

18.4 No alteration shall be made to the Plan, if following the alteration the Plan would cease to be an Employees' Share Scheme .

18.5 Notwithstanding any other provision of the Plan other than Rule 18.1, the Board may, in respect of Awards granted to Participants who will be subject to taxation outside the United Kingdom on their remuneration, amend, or add to the provisions of the Plan or to the terms of Awards in each case as it considers necessary or desirable to take account of or to mitigate or to comply with relevant taxation, securities or exchange control laws provided that the terms of Awards granted to such Participants are not overall materially more favourable than the terms of Awards granted to other Participants.

18.6 As soon as reasonably practicable, the Grantor shall give notice of any alteration or addition under Rule 18 to any Participant materially affected.

18.7 No alteration, deletion or addition under Rule 18 shall require the consent of any person unless expressly provided for in these Rules.

19.   LEGAL ENTITLEMENT

19.1 Nothing in the Plan, nor in any instrument executed pursuant to it shall confer on any person any right to continue in employment, nor will it affect the right of any Group Member to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Board or any other person any duty or liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

      19.1.1      the lapsing of any Award pursuant to the Plan;

      19.1.2 the failure or refusal to exercise any discretion under the Plan; and/or

      19.1.3 any Participant ceasing to hold office or employment for any reason whatever.

19.2 Awards shall not (except as may be required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

19.3 Any person who ceases to be an officer or employee with any Group Member as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Award, the Plan or any instrument executed pursuant to it.

19.4 Nothing in the Plan shall be deemed to give any employee of any Participating Company any right to participate in the Plan.


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20.   GENERAL

20.1 The Plan shall terminate upon the tenth anniversary of its adoption by the Company or at an earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the subsisting rights of Participants.

20.2 These Rules shall be governed by and construed in accordance with the laws of England. Any person referred to in this Plan submits to the exclusive jurisdiction of the English courts.





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